Exhibit 99.1

HOUGHTON MIFFLIN HARCOURT ANNOUNCES FIRST QUARTER 2016 RESULTS

Billings increase 13%; net sales increase 27%

BOSTON – May 4, 2016 – Global learning company Houghton Mifflin Harcourt (“HMH” or the “Company”) (NASDAQ: HMHC) today announced its financial results for the first quarter ended March 31, 2016.

First Quarter 2016 Highlights:

•	Billings increased 13% to $168 million compared with $148 million in the first quarter of 2015.

•	Net sales increased 27% to $206 million compared with $163 million in the first quarter of 2015.

•	Adjusted cash EBITDA, which accounts for the change in deferred revenue, was a loss of $79 million compared with a loss of $67 million in the first quarter of 2015, an increase in loss of 19%.

•	Content development or pre-publication expenditures were $33 million compared with $18 million for the first quarter of 2015 due, in part, to the increased spending for the upcoming larger new adoption market in 2017.

•	Net loss increased by 3% to $165 million from $160 million in the first quarter of 2015.

•	The Company repurchased over 1.5 million shares for approximately $31 million under its share repurchase program during the first quarter of 2016.

•	HMH launched Read 180 Universal which furthers its strategy of expanding in adjacent markets and the HMH Marketplace which deepens its offering for educators.

“We began 2016 with a strong, productive first quarter,” said Linda K. Zecher, President and Chief Executive Officer of HMH. “We are pleased with the progress we made this quarter in expanding our core business as well as pursuing strategic growth markets. HMH is uniquely positioned to create opportunities to connect the school and home learning experience, and we demonstrated that strength this quarter. With continued growth in the intervention space and the creation of a new marketplace that connects educators and developers, HMH is leveraging its core K-12 education content to grow its business.”

Joe Abbott, Chief Financial Officer of HMH, commented, “While the first quarter represents a seasonally low period for HMH, we saw year-over-year billings growth, which is largely attributable to solid contribution from the EdTech business. With several strategic product launches this quarter, more in the pipeline, and anticipated wins in the domestic education market, we believe we are well positioned for success in 2016 and maintain our outlook for this year.”

First Quarter 2016 Business Highlights:

Education Segment: In the first quarter, HMH launched the HMH Marketplace (beta), an online destination for educators and developers to locate and purchase supplemental classroom learning tools. At launch, HMH Marketplace housed more than 3,000 educational resources. In the short time since its debut, the platform has demonstrated a favorable conversion rate and a 65% increase in the number of sellers.

HMH also performed well in its professional development and services and intervention businesses. The newly-integrated HMH Professional Services organization, one of the largest and most diverse professional learning organizations in the industry, is helping school districts build and deploy professional learning plans for teacher training, HMH program implementation and technical support. In the intervention space, HMH’s legacy programs such as Leveled Literacy Intervention and First Hand had strong year-over-year growth. Also in the intervention space, HMH announced the launch of READ 180 Universal, the next generation of HMH’s intensive reading intervention program. The new offering allows HMH to effectively leverage its core classroom curriculum to grow into adjacent markets and demonstrate the crossover capabilities of the Company’s product portfolio.

Other highlights this quarter included a new partnership with bestselling author Randall Munroe for the Company’s next generation high school science programs featuring exclusive content from his best seller The Thing Explainer. HMH also launched a new creative writing competition, Spark a Story, to find, celebrate and publish the best original short stories written by the nation’s high school students. Additionally, HMH won three individual 10-year contracts from the Department of Defense (DoD) to provide DoD schools in the U.S. and internationally with HMH core curriculum programs.

Consumer and Early Learning: HMH continues to expand its core customer base and expand into the Pre-K market. This quarter, the Company saw continued success from its Curious World™ online subscription-based early learning platform, which has more than 700,000 freemium installs. HMH announced in February the expansion of Curious World’s extensive digital library with the addition of six new original videos.

Trade Publishing Segment: Strong performers within HMH’s Trade Publishing segment included lead titles such as Dream Home by the HGTV personality duo, the Property Brothers; The Immortal Irishman by Timothy Egan; Spain in Our Hearts: Americans in the Spanish Civil War, 1936-1939 by Adam Hochschild; and Booked by Newberry Award winning author Kwame Alexander. HMH continues to see solid results from its 2015 title, The Man in the High Castle, which has experienced great success due to the popularity of the Amazon original series it inspired. Looking Forward, HMH has several promising upcoming titles, including four more titles by Kwame Alexander, as well as Helping Children Succeed and Who Needs College? by bestselling author Paul Tough.

Integration and Corporate Highlights:

HMH continues to make progress on the integration of the acquired Education Technology and Services Business (EdTech)1, enhancing its strategic positioning in key growth areas such as intervention, early learning and professional services. The product development and sales teams are largely integrated and HMH anticipates completing back office systems integration by the end of the second quarter of 2016.

HMH is also implementing operational, infrastructure and system upgrades that will improve the Company’s technology ecosystem and allow its operations to scale for continued growth.

First Quarter 2016 Financial Results:

Billings and Net Sales: Billings for the three months ended March 31, 2016 increased $20 million or 13% to $168 million from $148 million for the same period in 2015. The primary driver of the billings increase was a $24 million contribution from EdTech. Partially offsetting this increase was a decline in domestic education billings due to smaller new adoption market in 2016 versus 2015. Net sales for the three months ended March 31, 2016 increased $43 million, or 27%, from $163 million for the same period in 2015, to $206 million. The net sales increase was driven by the $37 million contribution from the acquired EdTech business. Further, there was a $9 million increase in net sales of the education business due to an increase in the recognition of billings previously deferred for products and services delivered over time, along with increased sales of our legacy intervention programs. Partially offsetting the increase in education net sales were $2 million of lower Trade Publishing net sales due to a decrease in net sales of eBooks attributed to fewer movie tie-ins of bestselling eBook titles coupled with lower eBook subscription revenue.

Adjusted Cash EBITDA: Adjusted cash EBITDA was a loss of $79 million compared with a loss of $67 million in the first quarter of 2015. The 19% or $12 million increase in loss is primarily the result of lower seasonal billings and higher cost of sales and selling and administrative costs.

Cost of sales, excluding pre-publication and publishing rights amortization, grew by $9 million year-over-year from $97 million to $106 million due to the $20 million increase in billings. Selling and administrative costs in the first quarter of 2016 increased 18% or $26 million to $169 million from $143 million in the prior year primarily due to $23 million of expenses attributed to the EdTech business.

Pre-publication costs: Content development or pre-publication expenditures increased $15 million to $33 million in the first quarter of 2016, primarily due to increased spending on product development to prepare for the upcoming larger new adoption market in 2017 and the addition of the EdTech business.

Net Loss: Net loss in the first quarter of 2016 was $165 million, an unfavorable change of $5 million, or 3%, compared with a net loss of $160 million in the same quarter of 2015 primarily due to the

[1]	The EdTech business was acquired on May 29, 2015 from Scholastic Corporation.

aforementioned higher costs and a $3 million increase in interest expense, substantially due to the increase to the average outstanding term loan from $225 million to $796 million. Additionally, HMH’s income tax expense increased $13 million to $34 million, from an expense of $21 million for the same period in 2015 due to a higher deferred tax liability generated from the EdTech business indefinite-lived intangible assets. These unfavorable impacts were partially offset by the $43 million increase in net sales.

Cash Flow: Net cash used in operating activities for the three months ended March 31, 2016 was $113 million compared with $93 million for the same period in 2015. The $20 million increase in cash usage was primarily driven by unfavorable changes in working capital. HMH’s free cash flow, defined as net cash from operating activities minus capital expenditures, for the three months ended March 31, 2016 was a usage of $170 million compared with a usage of $125 million for the same period in 2015. As of March 31, 2016, HMH had $236 million of cash and cash equivalents and short-term investments compared to $432 million at December 31, 2015. Operating cash flow is impacted by the inherent seasonality of the academic calendar. Consequently, the performance of the business is difficult to compare quarter to consecutive quarter and should be considered on the basis of results for the whole year.

Capital Allocation

During the first quarter, HMH repurchased over 1.5 million shares of its common stock, or approximately $31 million, on the open market. As of the end of the first quarter in 2016, approximately $506 million was available for share repurchases under the aggregate $1 billion share repurchase program. The aggregate $1 billion share repurchase program may be executed through the end of 2018. Repurchases under the program may be made from time to time in open market, including under trading plans, or privately negotiated transactions. The extent and timing of any such repurchases would be at the Company’s discretion and subject to market conditions, applicable legal requirements and other considerations.

Conference Call

At 8:30 a.m. EDT on Wednesday, May 4, 2016, HMH will also host a conference call to discuss the results with its investors. The call will be webcast live at ir.hmhco.com. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565

International: (484) 653-6719

Passcode: 87424264

Moderator: Rima Hyder, Vice President, Investor Relations

Webcast Link: http://edge.media-server.com/m/p/tfcuwpiq

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference will also be available until May 11, 2016 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally using passcode 87424264.

Use of Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), we have presented adjusted cash EBITDA, billings and free cash flow. These measures are not prepared in accordance with GAAP. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.

Management believes that the presentation of adjusted cash EBITDA provides useful information to our investors and management as an indicator of our performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, non-cash charges, or levels of depreciation or amortization along with costs such as severance, facility closure costs and acquisition costs and takes into account the change in our deferred revenue. Accordingly, management believes that this measurement is useful for comparing our performance from period to period. Management believes that the presentation of billings also provides useful information to our investors and management as an indicator of our performance as it takes into account the change in our deferred revenue. In addition, targets in adjusted cash EBITDA (further adjusted to exclude pre-publication costs) and billings are used as performance measures to determine certain compensation of management. Management also believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by general business operations, excluding capital expenditures, and makes decisions based on it.

Other companies may define these non-GAAP measures differently and, as a result, our use of these non-GAAP measures may not be directly comparable to adjusted cash EBITDA, billings and free cash flow used by other companies. Although we use these non-GAAP measures as financial measures to assess the performance of our business, the use of non-GAAP measures is limited as they include and/ or do not include certain items not included and/or included in the most directly comparable GAAP measure. Adjusted cash EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; billings should be considered in addition to, and not as a substitute for, net sales prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities prepared in accordance with GAAP as a measure of performance. Adjusted cash EBITDA is not intended to be a measure of liquidity nor is free cash flow intended to be a measure for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the appendix to this news release.

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (NASDAQ:HMHC) is a global learning company dedicated to changing people’s lives by fostering passionate, curious learners. As a leading provider of pre-K–12 education content, services, and cutting-edge technology solutions across a variety of media, HMH enables learning in a changing landscape. HMH is uniquely positioned to create engaging and effective educational content and experiences from early childhood to beyond the classroom. HMH serves more than 50 million students in over 150 countries worldwide, while its award-winning children’s books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com.

Follow HMH on Twitter, Facebook and YouTube.

Contact:

Investor Relations

Rima Hyder

Vice President, Investor Relations

(617) 351-3309

rima.hyder@hmhco.com

Media Relations

Bianca Olson

Senior Vice President, Corporate Affairs

(617) 351-3841 | (646) 932-1241

bianca.olson@hmhco.com

Forward-Looking Statements

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will” or “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, including billings, net sales, deferred revenue; financial condition; pre-publication or content development costs; liquidity; EdTech integration efforts; systems integrations; products, including product mix and format; our outlook for 2016; prospects; growth; markets and market share; strategies, including with respect to leveraging our core product portfolio and expanding into new and adjacent markets; the industry in which we operate and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this report.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if our results are consistent with the forward looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause our results to vary from expectations include, but are not limited to: changes in state and local education funding and/or related programs, legislation and procurement processes; industry cycles and trends; the rate and state of technological change; changes in product distribution channels and concentration of retailer power; changes in our competitive environment; periods of operating and net losses; our ability to enforce our intellectual property and proprietary rights; risks based on information technology systems; dependence on a small number of print and paper vendors; third-party software and technology development; our ability to identify, complete, or achieve the expected benefits of, acquisitions; increases in our operating costs; exposure to litigation; major disasters or other external threats; contingent liabilities; risks related to our indebtedness; future impairment charges; changes in school district payment practices; a potential increase in the portion of our sales coming from digital sales; risks related to doing business abroad; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other news releases we issue and filings we make with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets (Unaudited)

(in thousands of dollars, except share information)	March 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$168,883	$234,257
Short-term investments	67,525	198,146
Accounts receivable, net	183,390	256,099
Inventories	222,066	171,446
Prepaid expenses and other assets	25,385	22,877

Total current assets	667,249	882,825
Property, plant, and equipment, net	160,378	149,680
Pre-publication costs, net	323,418	321,931
Royalty advances to authors, net	44,958	44,736
Goodwill	783,073	783,073
Other intangible assets, net	888,986	912,955
Deferred income taxes	3,540	3,540
Other assets	22,899	23,210

Total assets	$2,894,501	$3,121,950

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$8,000	$8,000
Accounts payable	101,018	94,483
Royalties payable	60,472	85,766
Salaries, wages, and commissions payable	27,625	45,340
Deferred revenue	211,864	231,172
Interest payable	106	106
Severance and other charges	4,724	4,894
Accrued postretirement benefits	1,910	1,910
Other liabilities	38,043	34,937

Total current liabilities	453,762	506,608
Long-term debt, net of discount and issuance costs	768,147	769,283
Long-term deferred revenue	421,952	440,625
Accrued pension benefits	22,738	23,726
Accrued postretirement benefits	23,071	23,657
Deferred income taxes	173,108	139,810
Other liabilities	25,235	19,920

Total liabilities	1,888,013	1,923,629

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at March 31, 2016 and December 31, 2015	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 146,202,953 and 145,613,978 shares issued at March 31, 2016 and December 31, 2015, respectively; 123,008,567 and 123,940,510 shares outstanding at March 31, 2016 and December 31, 2015, respectively	1,462	1,456
Treasury stock, 23,194,386 and 21,673,468 shares as of March 31, 2016 and December 31, 2015, respectively, at cost (related parties of $(193,493) in 2016 and 2015)	(494,011)	(463,013)
Capital in excess of par value	4,843,616	4,833,388
Accumulated deficit	(3,298,930)	(3,133,782)
Accumulated other comprehensive loss	(45,649)	(39,728)

Total stockholders’ equity	1,006,488	1,198,321

Total liabilities and stockholders’ equity	$2,894,501	$3,121,950

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations (Unaudited)

(in thousands of dollars, except share and per share data)	Three Months Ended March 31,
	2016	2015
Net sales	$205,816	$162,669
Costs and expenses
Cost of sales, excluding publishing rights and pre-publication amortization	105,518	96,569
Publishing rights amortization	17,793	23,143
Pre-publication amortization	28,281	26,463

Cost of sales	151,592	146,175
Selling and administrative	168,675	143,009
Other intangible asset amortization	6,176	3,218
Severance and other charges	1,577	1,057

Operating loss	(122,204)	(130,790)

Other income (expense)
Interest expense, net	(9,333)	(5,954)
Change in fair value of derivative instruments	784	(2,220)

Loss before taxes	(130,753)	(138,964)
Income tax expense	34,395	20,976

Net loss	$(165,148)	$(159,940)

Net loss per share attributable to common stockholders
Basic	$(1.34)	$(1.12)

Diluted	$(1.34)	$(1.12)

Weighted average shares outstanding
Basic	122,897,601	142,364,327

Diluted	122,897,601	142,364,327

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in thousands of dollars)	2016	2015
Cash flows from operating activities
Net loss	$(165,148)	$(159,940)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	70,594	71,234
Amortization of debt discount and deferred financing costs	1,046	3,209
Deferred income taxes	33,298	14,469
Stock-based compensation expense	3,003	3,095
Change in fair value of derivative instruments	(784)	2,220
Changes in operating assets and liabilities
Accounts receivable	72,709	58,866
Inventories	(50,620)	(29,484)
Other assets	(3,090)	(349)
Accounts payable and accrued expenses	(12,744)	(21,670)
Royalties, net	(25,516)	(24,875)
Deferred revenue	(37,981)	(14,743)
Interest payable	—	(7)
Severance and other charges	(469)	(1,116)
Accrued pension and postretirement benefits	(1,574)	(1,355)
Other liabilities	4,526	7,515

Net cash used in operating activities	(112,750)	(92,931)

Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	130,339	286,732
Additions to pre-publication costs	(32,784)	(18,229)
Additions to property, plant, and equipment	(24,837)	(14,115)

Net cash provided by investing activities	72,718	254,388

Cash flows from financing activities
Payments of long-term debt	(2,000)	(64,176)
Repurchases of common stock	(30,998)	—
Tax withholding payments related to net share settlements of restricted stock units	(1,039)	(124)
Proceeds from stock option exercises	7,582	8,299
Issuance of common stock under employee stock purchase plan	1,113	—

Net cash used in financing activities	(25,342)	(56,001)

Net (decrease) increase in cash and cash equivalents	(65,374)	105,456
Cash and cash equivalent at the beginning of the period	234,257	456,581

Cash and cash equivalent at the end of the period	$168,883	$562,037

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Consolidated

(in thousands of dollars)

	Three Months Ended March 31,
	2016	2015
Net loss	$(165,148)	$(159,940)
Interest expense	9,333	5,954
Provision (benefit) for income taxes	34,395	20,976
Depreciation expense	18,344	18,409
Amortization expense	52,250	52,824
Non-cash charges—stock-compensation	3,003	3,095
Non-cash charges—(gain) loss on derivative instrument	(784)	2,220
Purchase accounting adjustments (1)	1,852	197
Fees, expenses or charges for equity offerings, debt or acquisitions	167	3,377
Restructuring	3,816	10
Severance separation costs and facility closures	1,577	1,057

Adjusted EBITDA	$(41,195)	$(51,821)

Change in deferred revenue	(37,981)	(14,743)

Adjusted Cash EBITDA	$(79,176)	$(66,564)

Additions to pre-publication costs	(32,784)	(18,229)

Post-plate Adjusted Cash EBITDA	$(111,960)	$(84,793)

(1)	Represents certain non-cash accounting adjustments, most significantly relating to deferred revenue.

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Billings

(in thousands of dollars)

	Three Months Ended March 31,
	2016	2015
Net sales	$205,816	$162,669
Change in deferred revenue	(37,981)	(14,743)

Billings	$167,835	$147,926

Free Cash Flow

	Three Months Ended March 31,
(in thousands of dollars)	2016	2015
Cash flows from operating activities
Net cash used in operating activities	$(112,750)	$(92,931)

Cash flows from investing activities
Additions to pre-publication costs	(32,784)	(18,229)
Additions to property, plant, and equipment	(24,837)	(14,115)

Free Cash Flow	$(170,371)	$(125,275)